Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
MONTANA-DAKOTA UTILITIES CO.

Montana-Dakota Utilities Co., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:
1. The Restated Certificate of Incorporation of the Company is hereby amended by deleting in its entirety ARTICLE FIFTEENTH of the Restated Certificate of Incorporation of the Company, such that following such amendment, ARTICLE FIFTEENTH of the Restated Certificate of Incorporation of the Company shall read in its entirety as follows:

“FIFTEENTH. [RESERVED]”

2. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and the terms of the Restated Certificate of Incorporation of the Company as in effect immediately prior to the effective time of this Certificate of Amendment.

IN WITNESS WHEREOF, Montana-Dakota Utilities Co. has caused this Certificate of Amendment to be duly executed in its corporate name this 7th day of May, 2019.

MONTANA-DAKOTA UTILITIES CO.

By:	/s/ Daniel S. Kuntz

	Name:	Daniel S. Kuntz
	Title:	Vice President, General
Counsel and Secretary